UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

J. CREW GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-42427	22-2894486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway

New York, New York 10003

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 209-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 4, 2007, J. Crew Group, Inc. (the “Company”) and certain of its subsidiaries, as guarantors, and J.Crew Operating Corp. and certain of its subsidiaries, as borrowers, entered into a Second Amended and Restated Credit Agreement (the “Credit Facility”) with Citicorp USA, Inc. (“Citicorp”), as administrative agent, Citicorp, as collateral agent, and Bank of America, N.A. and Wachovia Bank, National Association, as syndication agents.

The Credit Facility provides for revolving loans and letters of credit of up to $200 million (which amount may be increased to up to $250 million subject to certain conditions) at floating interest rates based on Citibank N.A.’s prime rate plus a margin of up to 0.25% or LIBOR plus a margin ranging from 1.0% to 1.25%. The total amount of availability is limited to the sum of: (a) 100% of qualified cash, (b) 90% of eligible receivables, (c) 90% of the net recovery percentage of inventories (as determined by periodic inventory appraisals) for the period August 1 through December 31, or 92.5% of the net recovery percentage of inventories for the period January 1 through July 31, and (d) 65% of the fair market value of eligible real estate. The Credit Facility expires on May 4, 2013.

Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries, and are secured by a perfected first priority security interest in substantially all of the Company’s assets and those of certain of its subsidiaries. The Credit Facility includes restrictions on the Company’s ability and the ability of certain of its subsidiaries to incur additional indebtedness and liens, pay dividends or make other distributions, make investments, dispose of assets and merge. If excess availability under the Credit Facility is less than $20 million at any time, then the Company’s fixed charge coverage ratio for the most recently ended period of four consecutive fiscal quarters may not be less than 1.10 to 1.00 for that period.

If an event of default occurs under the Credit Facility, the lenders may declare all amounts outstanding under the Credit Facility immediately due and payable. In such event, the lenders may exercise any rights and remedies they may have by law or agreement, including the ability to cause all or any part of the collateral securing the Credit Facility to be sold.

A copy of the Credit Facility and related guaranty, and pledge and security agreement are attached hereto as Exhibits 10.1 through 10.3 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of May 4, 2007, among J. Crew Group, Inc. and certain subsidiaries of J. Crew Group, Inc., as borrowers and guarantors, the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent (the “Credit Agreement”).

10.2	Amended and Restated Guaranty, dated as of May 4, 2007, by J. Crew Group, Inc. and certain subsidiaries of J. Crew Group, Inc., as guarantors, in favor of Citicorp USA, Inc., as administrative agent, each lender and each issuer under the Credit Agreement and certain other parties.

10.3	Amended and Restated Pledge and Security Agreement, dated as of May 4, 2007, by J. Crew Group, Inc. and certain subsidiaries of J. Crew Group, Inc., as grantors, in favor of Citicorp USA, Inc., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.

Date: May 9, 2007	By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer